UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2012

DIGITAL GENERATION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-27644 (Commission File Number)	94-3140772 (IRS Employer Identification No.)

750 West Carpenter Freeway, Suite 700 Irving, Texas	47715
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 581-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Digital Officer.  On June 30, 2012, Gal Trifon notified Digital Generation, Inc. (the “Company”) of his intention to resign his position as Chief Digital Officer of the Company, effective December 31, 2012.

Pursuant to the terms of his employment agreement with the Company, Mr. Trifon will continue to be paid his normal compensation until his termination on December 31, 2012.

Appointment of New Executive Officers.  In addition, on July 6, the Company named Ricky Liversidge as its Chief Marketing Officer and Noam Sharon as its Chief Technology Officer, both newly created positions.    They will both report directly to Neil Nguyen, President and CEO of the Company.

Mr. Liversidge joins the Company following seventeen years with Adobe Systems Incorporated, where most recently he was VP of Product Marketing for Media Solutions.  As Chief Marketing Officer he will head the Company’s efforts to bring its integrated campaign management platform to advertisers around the world. He will assume responsibilities for all of product, marketing and corporate communications.  He will be based in the Company’s  offices in San Francisco, California.

Mr. Sharon was most recently Vice President of Business Technology Optimization for Hewlett-Packard Company, his latest role in over 30 years of software product development.   At the Company, he will lead the Company’s global research and development  efforts as Chief Technology Officer, as well as serve as General Manager of the Company’s Israeli site, where he will be based.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1

Press Release dated July 6, 2012 announcing the resignation of Gal Trifon as the Company’s Chief Digital Officer and the appointment of Ricky Liversidge as the Company’s Chief Marketing Officer and Noam Sharon as the Company’s Chief Technology Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DG FASTCHANNEL, INC.

Date:	July 6, 2011	/s/ Omar A. Choucair
Omar A. Choucair
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1

Press Release dated July 6, 2012 announcing the resignation of Gal Trifon as the Company’s Chief Digital Officer and the appointment of Ricky Liversidge as the Company’s Chief Marketing Officer and Noam Sharon as the Company’s Chief Technology Officer.